EXHIBIT 99.(C)

FLORIDA POWER CORPORATION
Corporate Communications
3201 34th Street South
St. Petersburg, FL  33711
(813) 866-4334
                                  NEWS RELEASE

For more information contact:
Karen Raihill
(813) 866-5023


                     ALLEN J. KEESLER, JR., PLANS TO RETIRE
                AS PRESIDENT AND CEO OF FLORIDA POWER CORPORATION


         St. Petersburg, FL (January 17, 1996) -- Allen J. Keesler, Jr., 57, President and Chief Executive Officer of Florida Power Corporation since 1988, today announced he will end his 33-year career with the utility by retiring on April 1.

         Florida Progress Chairman and CEO Dr. Jack B. Critchfield said that Keesler's upcoming retirement provides the opportunity for the company to plan an orderly succession of top management for Florida Progress and Florida Power. To begin that process, Critchfield said that he will relinquish his position as Chairman of Florida Power. This responsibility will be assumed by Richard Korpan, who will become Chairman and CEO of Florida Power as part of a transition period of up to one year. Korpan also will retain his executive responsibilities at Florida Progress as President and Chief Operating Officer.

         Joseph H. Richardson, 46, will be promoted to President and Chief Operating Officer of Florida Power, effective April 1. Richardson is currently Senior Vice President, Energy Distribution.

         "Over the last several years, Allen Keesler has made some tough, but very necessary, decisions to prepare Florida Power for increasing changes in the industry. Under his leadership the company has become much better positioned for a more competitive marketplace. We appreciate all his contributions to this company and wish him well," Critchfield said.

         Keesler, who joined Florida Power in 1963, has seen Florida Power, the second-largest electric utility in the state, grow from 325,000 customers to now serving 1.3 million customers. In 1982 he became President and CEO of Talquin Corporation, Progress' former real estate subsidiary, before returning to Florida Power more than eight years ago as President. Earlier in his career he had held several positions in engineering and operations.

         Korpan joined Florida Progress in 1989 as Executive Vice President and Chief Financial Officer. He has been President and COO of Progress since 1991. He has 20 years of utility experience with Public Service Company of Colorado and San Diego Gas & Electric Company.

                                     (more)


Keesler plans retirement
Page 2


         Richardson, who was Senior Vice President for Legal and Administrative Services before assuming his current position, will continue to be responsible for the energy distribution area, and now will have fossil generation, nuclear generation, energy delivery, and several corporate staff functions reporting to him. Richardson began his career at Florida Power in 1976 in the legal department before transferring to Florida Progress in 1982. He served in several staff and operating roles at Florida Progress and its subsidiaries before rejoining Florida Power in 1993.

         Florida Power is the largest subsidiary of Florida Progress Corp., a Fortune 500 utility holding company with assets of $5.8 billion. Florida Power serves a 20,000-square-mile service area in west central, central, and northern Florida. Progress' diversified operations include coal mining and transportation, life insurance, real estate, and lending and leasing.

96S/03S